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                                    FORM OF

                          OPERATING EXPENSES AGREEMENT

                          FFP NEW HORIZONS FUND, INC.

THIS OPERATING EXPENSES AGREEMENT (the "Agreement") is effective as of January 1, 1999 by and between FFP NEW HORIZONS FUND, INC., (the "Fund Group"), a Maryland corporation, on behalf of each portfolio of the Fund Group listed in Appendix A, as may be amended from time to time (each a "Fund" and collectively the "Funds"), and the Adviser of each of the Funds, FFP Advisory Services, Inc. (the "Adviser").

                                  WITNESSETH:

WHEREAS, the Adviser renders advice and services to the Funds pursuant to the terms and provisions of an Investment Advisory Agreement between the Fund Group and the Adviser dated December 16, 1998, (the "Investment Advisory Agreement"); and

WHEREAS, the Funds are responsible for, and have assumed the obligation for, payment of certain expenses pursuant the Investment Advisory Agreement that have not been assumed by the Adviser; and

WHEREAS, the Adviser realizes that the initial success of the Adviser in managing the Funds is determined by the investment return of the Funds and that excessive expenses during the initial period of the Funds would negatively impact that return, and

WHEREAS, the Adviser desires to limit the Funds' respective Operating Expenses (as that term is defined in Paragraph 2 of this Agreement) pursuant to the terms and provisions of this Agreement, and the Fund Group (on behalf of the Funds) desires to allow the Adviser to implement those limits;

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

   1. LIMIT ON OPERATING EXPENSES. To minimize the negative impact of expenses on the Funds, the Adviser hereby agrees to limit each Fund's Operating Expenses to the respective annual rate of total Operating Expenses specified for that Fund in Appendix A of this Agreement.

   2. DEFINITION. For purposes of this Agreement, the term "Operating Expenses" with respect to a Fund is defined to include all expenses necessary or appropriate for the operation of the Fund including the Adviser's investment Advisory or management fee under Paragraph 8 of the Investment Advisory Agreement, and other expenses described in Section IX of the Investment Advisory Agreement, but does not include any front-end or contingent deferred

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loads, taxes, interest, brokerage commissions, expenses incurred in connection with any merger or reorganization or extraordinary expenses such as litigation.

   3. REIMBURSEMENT OF FEES AND EXPENSES. The Adviser retains its right to receive reimbursement of reductions of its investment Advisory fee and Operating Expenses paid by it that are not its responsibility under the Investment Advisory Agreement.

   4. TERM. This Agreement shall become effective on the date specified herein and shall remain in effect for a period of two (2) years, unless sooner terminated as provided in Paragraph 5 of this Agreement. This Agreement shall continue in effect thereafter for additional periods not exceeding sixteen (16) months so long as such continuation is approved for each Fund at least annually by the Board of Directors of the Fund Group (and separately by the disinterested Directors of the Fund Group).

   5. TERMINATION. This Agreement may be terminated by the Fund Group on behalf of any one or more of the Funds at any time without payment of any penalty or by the Board of Directors of the Fund Group, upon sixty (60) days' written notice to the Adviser. The Adviser may decline to renew this Agreement by written notice to the Fund Group at least thirty (30) days before its annual expiration date.

   6. ASSIGNMENT. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

   7. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

   8. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Missouri without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, as amended and the Investment Advisers Act of 1940, as amended and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

FFP NEW HORIZONS FUND, INC.
By:
    ----------------------------
Title:                                      FFP ADVISORY SERVICES, INC.
       -------------------------            By:
Attest:                                        -----------------------------
        ------------------------            Title:
                                                  --------------------------
                                            Attest:
                                                   -------------------------

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